Exhibit 99.1

News Release For more information, please contact: MEDIA: Dan Hare 312-549-5355 Daniel.Hare@conagra.com INVESTORS: Brian Kearney 312-549-5002 IR@conagra.com

FOR IMMEDIATE RELEASE

CONAGRA BRANDS REPORTS SOLID FIRST QUARTER RESULTS

Reaffirms Full Year Fiscal 2019 Standalone Guidance

CHICAGO, September 27, 2018 — Today Conagra Brands, Inc. (NYSE: CAG) reported results for the first quarter of fiscal year 2019, which ended on August 26, 2018. All comparisons are against the prior year fiscal period, unless otherwise noted.

Highlights

•	In the quarter, net sales grew 1.7%, and organic net sales[1] excluding the sale of the Trenton, Missouri production facility (Trenton) grew 1.2%, with growth in all four operating segments.

•

The Refrigerated & Frozen segment continued its momentum, with 3.2% net sales growth and organic net sales growth of 1.4%. The segment has delivered organic net sales growth for five consecutive quarters.

•	Grocery & Snacks reported another quarter of organic net sales growth, led by the snacks businesses.

•	Adjusted operating margin was above the guidance range.

•

Diluted earnings per share (EPS) from continuing operations increased 25.0% from $0.36 to $0.45 in the quarter, and adjusted diluted EPS from continuing operations grew 2.2% from $0.46 to $0.47, in-line with the Company’s previously-provided guidance range.

•	The Company reaffirms its full year fiscal 2019 standalone guidance for all previously-provided metrics.

CEO Perspective

Sean Connolly, president and chief executive officer of Conagra Brands, commented, “Fiscal 2019 is off to a good start despite a continued, challenging inflationary environment. Our first quarter results were largely in-line with expectations as we delivered net sales growth in all four operating segments behind a strong innovation slate. We also earned increased distribution, particularly in our frozen business. We continue to stay focused on supporting our brands with robust marketing programs, including increased retailer investments, to drive brand saliency, enhanced distribution, and consumer trial of our products.”

He continued, “Conagra is well positioned to build upon our tremendous platform and accelerate the next wave of change with the addition of Pinnacle Foods. We now expect the transaction to close by the end of October 2018. We look forward to executing our proven approach to innovation and brand-building to enhance their portfolio of leading brands and drive long-term shareholder value.”

[1]

Organic net sales excludes the impact of foreign exchange and divested businesses, as well as acquisitions (until the anniversary date of the acquisitions). All references to changes in volume and price/mix are based on organic net sales.

CONAGRA BRANDS

Total Company First Quarter Results

In the quarter, net sales increased 1.7%. The recent acquisitions of Angie’s BOOMCHICKAPOP and Sandwich Bros. of Wisconsin added 200 basis points to the net sales growth rate. The sales of the Trenton, Missouri production facility and the Canadian Del Monte business reduced the net sales growth rate by 120 basis points. Organic net sales excluding Trenton increased 1.2%, with all four operating segments showing growth. Volume was approximately flat as growth in the Refrigerated & Frozen, Grocery & Snacks, and International segments was offset by the impact of continued value over volume actions in the Foodservice segment. Price/mix was favorable by 1.2% as improved pricing and mix offset increased retailer investments to drive brand saliency, enhanced distribution, and consumer trial.

In the quarter, gross profit and adjusted gross profit decreased 0.7% and 0.6%, respectively. Supply chain realized productivity, favorable price/mix and the profit contribution from recent acquisitions were more than offset by higher transportation and input costs as well as the previously-mentioned increases in retailer investments.

In the quarter, selling, general, and administrative (SG&A) expenses decreased 0.9%. As expected, adjusted SG&A expenses increased 9.7% behind higher stock-based compensation expense due to a higher stock price compared to the prior-year period, increased spending on certain planned projects, and planned decreases in transition service agreement income.

In the quarter, diluted EPS from continuing operations grew 25.0%, and adjusted diluted EPS from continuing operations grew 2.2%. The growth was primarily driven by a lower tax rate and a lower share count, which more than offset higher adjusted SG&A expenses, lower pension and postretirement non-service income, and lower equity method investment earnings.

Grocery & Snacks Segment First Quarter Results

Net sales for the Grocery & Snacks segment increased 3.4% to $771 million in the quarter, and organic net sales grew 0.1% as the acquisition of Angie’s BOOMCHICKAPOP added 330 basis points to the net sales growth rate. Volume grew 0.1% as strong growth in snacks businesses, such as Slim Jim, Duke’s, Orville Redenbacher’s, and Act II, as well as strong performance in Chef Boyardee, more than offset declines in certain non-core grocery brands. Price/mix was flat to the prior-year period as favorable pricing and mix were offset by the continued shift from advertising and promotion (A&P) investments to retailer investments to drive brand saliency, enhanced distribution, and consumer trial.

Operating profit for the segment increased 1.5% to $179 million. Adjusted operating profit decreased 2.1% as higher transportation and input costs and higher SG&A expenses more than offset higher net sales, the profit contribution of acquisitions, and supply chain realized productivity.

Refrigerated & Frozen Segment First Quarter Results

Net sales for the Refrigerated & Frozen segment increased 3.2% to $635 million in the quarter, and organic net sales grew 1.4% as the acquisition of Sandwich Bros. of Wisconsin added 180 basis points to the net sales growth rate. Volume grew 0.5% as innovation launches, such as Banquet Mega Bowls and Mega Meals, Healthy Choice Power Bowls, Marie Callender’s bowls, P.F. Chang’s Home Menu bowls and skillets, Odom’s Tennessee Pride sandwiches and Reddi-Wip Non-Dairy whipped topping, more than offset declines in certain refrigerated businesses. Price/mix increased 0.9% as improved pricing and mix were partially offset by increases in retailer investments to drive brand saliency, enhanced distribution, and consumer trial.

Operating profit decreased 6.4% in the quarter, and adjusted operating profit decreased 6.3% as higher net sales and supply chain realized productivity were more than offset by higher input costs and transportation expenses.

CONAGRA BRANDS

International Segment First Quarter Results

Net sales for the International segment increased 1.5% to $194 million in the quarter, and organic net sales increased 6.3%. Volume increased 4.4% driven by snacks businesses in Canada and Mexico, and price/mix improved 1.9% behind improved pricing. The impact of foreign exchange unfavorably impacted the net sales growth rate by approximately 320 basis points. The acquisition of Angie’s BOOMCHICKAPOP increased the net sales growth rate by approximately 90 basis points, and the divestiture of the Canadian Del Monte businesses reduced the net sales growth rate by approximately 250 basis points.

Operating profit increased 97.4% to $37 million in the quarter, largely driven by a gain on the sale of the Canadian Del Monte business. Adjusted operating profit increased 43.4% as higher net sales, strong realized productivity, and lower SG&A more than offset higher input costs and unfavorable foreign exchange.

Foodservice Segment First Quarter Results

Net sales for the Foodservice segment decreased 6.9% to $234 million in the quarter, and organic net sales excluding Trenton increased 0.1%. The impact of the Trenton sale was a reduction in the net sales growth rate by approximately 700 basis points. Volume decreased 5.0% behind the planned discontinuations of certain lower-performing businesses as part of the value over volume strategy. Price/mix increased 5.1% behind improved mix and pricing to cover inflation.

Operating profit increased 18.7% in the quarter as the benefits of favorable price/mix and supply chain realized productivity more than offset higher input and transportation costs as well as the lost profit from Trenton.

Other First Quarter Items

Corporate expenses increased 32.9% to $81 million in the quarter, and adjusted corporate expenses increased 24.6% to $62 million behind higher stock-based compensation expense due to a higher stock price compared to the prior-year period, increased spending on certain planned projects, and planned decreases in transition service agreement income.

A&P expense decreased 22.1%, or $12 million, to $43 million in the quarter as the Company continued to shift investments from A&P investments to retailer investments in order to drive brand saliency, enhanced distribution, and consumer trial.

Pension and postretirement non-service income decreased 50.5%, or $10 million, to $10 million in the quarter, reflecting the previously-disclosed asset mix shift in the Company’s pension plans.

Equity method investment earnings decreased 45.9%, or $14 million, to $16 million as improvements in operational efficiencies in the Ardent Mills joint venture were more than offset by less favorable market conditions compared to the year-ago period.

Net interest expense increased 34.5%, or $13 million, to $49 million in the quarter, primarily driven by more debt outstanding compared to the prior year period as well as the amortization of fees associated with the bridge credit facility that the Company entered into in connection with the pending acquisition of Pinnacle Foods. Adjusted interest expense increased 19.1%, or $7 million, to $43 million.

In the quarter, the effective tax rate was 24.4%, and the adjusted tax rate was 25.5%. The higher-than-expected tax rate was primarily driven by discrete items related to changes in state tax rate estimates.

In the quarter, the Company paid a quarterly dividend of $0.2125 per share. As previously communicated, in light of the Company’s pending acquisition of Pinnacle Foods, the Company intends to maintain its quarterly dividend at the current annual rate of $0.85 per share during fiscal 2019. In the future, the Company expects modest dividend increases while it focuses on deleveraging, subject to approval of its Board of Directors.

CONAGRA BRANDS

In the quarter, the Company did not repurchase shares of its common stock. As previously communicated, the Company plans to repurchase shares under its authorized program only at times and in amounts as are consistent with the prioritization of achieving its leverage targets.

Portfolio Update

During the quarter, on July 4, 2018, the Company completed the divestiture of its Canadian Del Monte processed fruit and vegetable business to Bonduelle Group.

As previously disclosed, a special meeting of Pinnacle Foods shareholders has been scheduled for October 23, 2018. At the special meeting, Pinnacle Foods’ shareholders will be asked to consider and vote on a proposal to approve Conagra Brands’ acquisition of Pinnacle Foods. The parties continue to expect the transaction to close by the end of October 2018, subject to the satisfaction of all conditions in the merger agreement, including the approval of Pinnacle Foods’ shareholders.

Standalone Outlook

All guidance metrics shown below include the expected results for the Wesson oil business for the full time-period indicated. The Company continues to assess alternatives for the Wesson oil business. All guidance metrics shown above do not include any impact from the pending acquisition of Pinnacle Foods.

The Company is reaffirming its standalone fiscal year 2019 guidance as summarized below:

•	Reported net sales growth in the range of 0.5% to 1.5%

•	Organic net sales growth, excluding Trenton, in the range of 1.0% to 2.0%

•	Adjusted gross margin in the range of 29.7% to 30.0%

•	Input cost inflation in the range of 3.0% to 3.2%

•	Adjusted operating margin in the range of 15.0% to 15.3%

•	Effective tax rate in the range of 23% to 24%

•	Pension and postretirement non-service income of approximately $40 million

The Company is providing standalone fiscal second quarter 2019 guidance as summarized below:

•

Organic net sales growth, excluding Trenton, is expected to be flat to slightly down versus the prior-year period. The year-over-year growth rate will be negatively impacted by prior-year benefit from last year’s hurricanes, primarily in the Grocery & Snacks and Foodservice segments.

•	Reported net sales growth is expected to be approximately 40 basis points lower than the organic net sales growth rate, excluding Trenton.

•	Adjusted operating margin in the range of 14.4% to 14.7%

•	Adjusted diluted EPS in the range of $0.57 to $0.60

The inability to predict the amount and timing of the impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable. Please see the end of this release for more information.

Items Affecting First Quarter Fiscal 2019 Comparability

Included in the $0.45 diluted EPS from continuing operations for the first quarter of fiscal 2019 (EPS amounts rounded and after tax)

•

Approximately $0.04 per diluted share of net expense, or $16.6 million pre-tax ($14.3 million after tax), related to costs associated with acquisitions and divestitures ($11.0 million SG&A, $5.6 million Interest)

CONAGRA BRANDS

•	Approximately $0.01 per diluted share of net expense, or $6.4 million pre-tax ($4.8 million after tax), related to corporate hedging of derivatives (COGS)

•	Approximately $0.01 per diluted share of net expense, or $4.3 million pre-tax ($3.2 million after tax), related to costs associated with preparing for the integration of Pinnacle Foods (SG&A)

•	Approximately $0.02 per diluted share of net gain, or $13.3 million pre-tax ($9.7 million after tax), related to the gain on sale of the Del Monte Canada business (SG&A)

•	Approximately $0.01 per diluted share of net gain, or $4.8 million, related to release of a Mexican tax reserve (Tax)

•	Approximately $0.01 per diluted share of beneficial impact due to rounding

Included in the $0.36 diluted EPS from continuing operations for the first quarter of fiscal 2018 (EPS amounts rounded and after tax)

•	Approximately $0.02 per diluted share of net expense, or $11.4 million pre-tax ($7.3 million after tax), related to restructuring plans ($2.3 million in COGS and $9.1 million in SG&A)

•	Approximately $0.01 per diluted share of net expense, or $6.0 million pre-tax ($3.7 million after tax), related to corporate hedging of derivatives (COGS)

•

Approximately $0.07 per diluted share of net tax expense, or $27.8 million, related to the planned repatriation of cash from foreign subsidiaries and the tax expense related to earnings of foreign subsidiaries previously deemed to be indefinitely reinvested (Tax)

Discussion of Results

Conagra Brands will host a webcast and conference call at 9:30 a.m. Eastern time today to discuss the results. The live audio webcast and presentation slides will be available on www.conagrabrands.com/investor-relations under Events & Presentations. The conference call may be accessed by dialing 1-877-883-0383 for participants in the continental U.S. and 1-412-902-6506 for all other participants and using passcode 8501699. Please dial in 10 to 15 minutes prior to the call start time. Following the Company’s remarks, the conference call will include a question-and-answer session with the investment community.

A replay of the webcast will be available on conagrabrands.com/investor-relations under Events & Presentations until September 26, 2019.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), headquartered in Chicago, is one of North America’s leading branded food companies. Guided by an entrepreneurial spirit, Conagra Brands combines a rich heritage of making great food with a sharpened focus on innovation. The company’s portfolio is evolving to satisfy people’s changing food preferences. Conagra’s iconic brands, such as Marie Callender’s®, Reddi-wip®, Hunt’s®, Healthy Choice®, Slim Jim® and Orville Redenbacher’s®, as well as emerging brands, including Alexia®, Blake’s®, Frontera®, Duke’s® and Angie’s® BOOMCHICKAPOP®, offer choices for every occasion. For more information, visit www.conagrabrands.com.

Note on Forward-looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Readers of this document should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this document. These risks and uncertainties include, among other things: the failure to obtain Pinnacle Foods shareholder approval of the proposed transaction; the possibility that the closing conditions to the proposed transaction may not be satisfied or waived; delay in closing the proposed transaction or the possibility of non-consummation of the proposed transaction; the risk that the cost savings and any other synergies from the proposed transaction may not be fully realized or may take longer to realize than expected, including that the

CONAGRA BRANDS

proposed transaction may not be accretive within the expected timeframe or to the extent anticipated; the occurrence of any event that could give rise to termination of the merger agreement; the risk that shareholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; risks related to the disruption of the proposed transaction to us and our management; the effect of the announcement of the proposed transaction on our ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties; our ability to achieve the intended benefits of recent and pending acquisitions and divestitures, including the recent spin-off of our Lamb Weston business; the continued evaluation of the role of our Wesson oil business; general economic and industry conditions; our ability to successfully execute our long-term value creation strategy; our ability to access capital on acceptable terms or at all; our ability to execute our operating and restructuring plans and achieve our targeted operating efficiencies from cost-saving initiatives and to benefit from trade optimization programs; the effectiveness of our hedging activities and our ability to respond to volatility in commodities; the competitive environment and related market conditions; our ability to respond to changing consumer preferences and the success of our innovation and marketing investments; the ultimate impact of any product recalls and litigation, including litigation related to the lead paint and pigment matters; actions of governments and regulatory factors affecting our businesses, including the ultimate impact of recently enacted U.S tax legislation and related regulations or interpretations; the availability and prices of raw materials, including any negative effects caused by inflation or weather conditions; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date of this document. We undertake no responsibility to update these statements, except as required by law.

Additional Information and Where to Find It

In connection with the proposed transaction, Conagra Brands filed a registration statement on Form S-4 that was declared effective by the SEC on September 17, 2018. INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE DEFINITIVE PROXY STATEMENT/PROSPECTUS THAT IS PART OF THE REGISTRATION STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement/prospectus will be mailed to stockholders of Pinnacle. Investors and security holders are able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from Conagra Brands at its website, www.conagrabrands.com, or by contacting Conagra Brands Investor Relations at (312) 549-5002.

Participation in Solicitation

Conagra Brands and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information concerning Conagra’s participants is set forth in the proxy statement, filed August 9, 2018, for Conagra Brands’ 2018 annual meeting of stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the proposed transaction will be included in the registration statement and proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Note on Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures, including adjusted diluted EPS from continuing operations, organic net sales, adjusted gross profit, adjusted operating profit, adjusted gross margin, adjusted operating margin, adjusted interest, and net debt. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the Company’s financial statements and believes these non-GAAP measures provide useful supplemental information to assess the Company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the Company’s diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

CONAGRA BRANDS

Certain of these non-GAAP measures, such as organic net sales, adjusted operating margin, and adjusted diluted EPS from continuing operations, are forward-looking. Historically, the Company has excluded the impact of certain items impacting comparability, such as, but not limited to, restructuring expenses, the impact of the extinguishment of debt, the impact of foreign exchange, the impact of acquisitions and divestitures, hedging gains and losses, impairment charges, the impact of legacy legal contingencies, and the impact of unusual tax items, from the non-GAAP financial measures it presents. Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The Company identifies these amounts as items that impact comparability within the discussion of unallocated Corporate results.

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	FIRST QUARTER
	Thirteen weeks ended	Thirteen weeks ended
	August 26, 2018	August 27, 2017	Percent Change
Net sales	$1,834.4	$1,804.2	1.7%
Costs and expenses:
Cost of goods sold	1,318.9	1,285.2	2.6%
Selling, general and administrative expenses	257.3	259.6	(0.9)%
Pension and postretirement non-service income	(10.2)	(20.6)	(50.5)%
Interest expense, net	49.0	36.4	34.5%

Income from continuing operations before income taxes and equity method investment earnings	219.4	243.6	(9.9)%
Income tax expense	57.4	120.0	(52.1)%
Equity method investment earnings	16.2	30.0	(45.9)%

Income from continuing operations	178.2	153.6	16.0%
Loss from discontinued operations, net of tax	—	(0.3)	(100.0)%

Net income	$178.2	$153.3	16.2%

Less: Net income attributable to noncontrolling interests	—	0.8	(97.6)%

Net income attributable to Conagra Brands, Inc.	$178.2	$152.5	16.8%

Earnings per share - basic
Income from continuing operations	$0.45	$0.37	21.6%
Income from discontinued operations	—	—	—%

Net income attributable to Conagra Brands, Inc.	$0.45	$0.37	21.6%

Weighted average shares outstanding	391.7	415.1	(5.6)%

Earnings per share - diluted
Income from continuing operations	$0.45	$0.36	25.0%
Income from discontinued operations	—	—	—%

Net income attributable to Conagra Brands, Inc.	$0.45	$0.36	25.0%

Weighted average share and share equivalents outstanding	394.1	419.2	(6.0)%

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Balance Sheet

(in millions)

(unaudited)

	August 26, 2018	May 27, 2018
ASSETS
Current assets
Cash and cash equivalents	$74.8	$128.0
Receivables, less allowance for doubtful accounts of $1.7 and $2.0	599.2	582.6
Inventories	1,108.5	997.1
Prepaid expenses and other current assets	224.7	186.8
Current assets held for sale	39.3	44.4

Total current assets	2,046.5	1,938.9
Property, plant and equipment, net	1,636.3	1,620.1
Goodwill	4,499.4	4,502.5
Brands, trademarks and other intangibles, net	1,275.2	1,284.5
Other assets	915.9	906.3
Noncurrent assets held for sale	111.7	137.2

	$10,485.0	$10,389.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$304.1	$277.3
Current installments of long-term debt	307.5	307.0
Accounts payable	984.0	915.1
Accrued payroll	93.9	163.9
Other accrued liabilities	743.9	672.9

Total current liabilities	2,433.4	2,336.2
Senior long-term debt, excluding current installments	3,037.8	3,035.6
Subordinated debt	195.9	195.9
Other noncurrent liabilities	1,002.9	1,065.2
Total stockholders’ equity	3,815.0	3,756.6

	$10,485.0	$10,389.5

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Thirteen Weeks Ended
	August 26, 2018	August 27, 2017
Cash flows from operating activities:
Net income	$178.2	$153.3
Loss from discontinued operations	—	(0.3)

Income from continuing operations	178.2	153.6
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	63.7	64.7
Asset impairment charges	0.5	6.0
Gain on divestiture	(13.3)	—
Earnings of affiliates in excess of distributions	(3.0)	(30.0)
Stock-settled share-based payments expense	11.4	8.2
Contributions to pension plans	(4.2)	(3.8)
Pension benefit	(6.9)	(12.6)
Other items	7.4	5.5
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Receivables	(18.9)	(13.7)
Inventories	(115.1)	(138.4)
Deferred income taxes and income taxes payable, net	49.4	132.1
Prepaid expenses and other current assets	(24.1)	(6.5)
Accounts payable	50.4	67.8
Accrued payroll	(70.0)	(72.1)
Other accrued liabilities	(10.8)	(19.3)

Net cash flows from operating activities — continuing operations	94.7	141.5
Net cash flows from operating activities — discontinued operations	—	(5.5)

Net cash flows from operating activities	94.7	136.0

Cash flows from investing activities:
Additions to property, plant and equipment	(86.1)	(42.6)
Sale of property, plant and equipment	17.2	4.0
Proceeds from divestiture	30.3	—
Other items	0.1	—

Net cash flows from investing activities	(38.5)	(38.6)

Cash flows from financing activities:
Net short-term borrowings	26.8	295.3
Bridge financing fees and other	(35.1)	—
Payment of intangible asset financing arrangement	(14.0)	(14.4)
Repurchase of Conagra Brands, Inc. common shares	—	(300.0)
Cash dividends paid	(83.0)	(83.3)
Exercise of stock options and issuance of other stock awards, including tax withholdings	(2.4)	(2.4)
Other items	(1.9)	(2.3)

Net cash flows from financing activities	(109.6)	(107.1)

Effect of exchange rate changes on cash and cash equivalents and restricted cash	0.2	9.7
Net change in cash and cash equivalents and restricted cash	(53.2)	—
Cash and cash equivalents and restricted cash at beginning of period	129.0	252.4

Cash and cash equivalents and restricted cash at end of period	$75.8	$252.4

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q1 FY19	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$771.1	$635.2	$193.8	$234.3	$1,834.4
Impact of foreign exchange	—	—	5.9	—	5.9
Net sales from acquired businesses	(24.9)	(10.6)	(1.9)	—	(37.4)
Net sales from divested businesses	—	—	(4.1)	—	(4.1)
Net sales from sold Trenton plant	—	—	—	(2.0)	(2.0)

Organic Net Sales ex Trenton	$746.2	$624.6	$193.7	$232.3	$1,796.8

Year-over-year change - Net Sales	3.4%	3.2%	1.5%	(6.9)%	1.7%
Impact of foreign exchange (pp)	—	—	3.2	—	0.3
Net sales from acquired businesses (pp)	(3.3)	(1.8)	(0.9)	—	(2.0)
Net sales from divested businesses (pp)	—	—	2.5	—	0.2
Net sales from sold Trenton plant (pp)	—	—	—	7.0	1.0

Organic Net Sales ex Trenton Growth	0.1%	1.4%	6.3%	0.1%	1.2%

Volume (Organic)	0.1%	0.5%	4.4%	(5.0)%	—%
Price/Mix	—%	0.9%	1.9%	5.1%	1.2%

Q1 FY18	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$745.8	$615.7	$190.9	$251.8	$1,804.2
Net sales from divested businesses	—	—	(8.7)	—	(8.7)
Net sales from sold Trenton plant	—	—	—	(19.6)	(19.6)

Organic Net Sales ex Trenton	$745.8	$615.7	$182.2	$232.2	$1,775.9

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q1 FY19	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$178.7		$95.5		$37.3		$27.5		$(80.8)	$258.2
Restructuring plans	0.1		—		0.2		—		0.9	1.2
Gain on sale of Del Monte business	—		—		(13.3)		—		—	(13.3)
Acquisitions and divestitures	0.6		—		2.9		—		7.5	11.0
Integration costs	—		—		—		—		4.3	4.3
Corporate hedging derivative losses (gains)	—		—		—		—		6.4	6.4

Adjusted Operating Profit	$179.4		$95.5		$27.1		$27.5		$(61.7)	$267.8

Operating Profit Margin	23.2%		15.0%		19.2%		11.7%			14.1%
Adjusted Operating Profit Margin	23.3%		15.0%		14.0%		11.7%			14.6%
Year-over-year % change - Operating Profit	1.5%		(6.4)%		97.4%		18.7%		32.9%	(0.5)%
Year-over year % change - Adjusted Operating Profit	(2.1)%		(6.3)%		43.4%		18.7%		24.6%	(3.5)%
Year-over-year bps change - Adjusted Operating Profit	(129	) bps	(162	) bps	409	bps	254	bps		(79	) bps

Q1 FY18	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$176.2		$101.9		$18.9		$23.2		$(60.8)	$259.4
Restructuring plans	6.2		—		—		—		5.2	11.4
Acquisitions and divestitures	0.8		—		—		—		—	0.8
Corporate hedging derivative losses (gains)	—		—		—		—		6.0	6.0

Adjusted Operating Profit	$183.2		$101.9		$18.9		$23.2		$(49.6)	$277.6

Operating Profit Margin	23.6%		16.6%		9.9%		9.2%			14.4%
Adjusted Operating Profit Margin	24.6%		16.6%		9.9%		9.2%			15.4%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q1 FY19	Gross profit		Selling, general and administrative expenses		Operating profit [1]		Income from continuing operations before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income from continuing operations attributable to Conagra Brands, Inc common stockholders
Reported	$515.5		$257.3		$258.2		$219.4	$57.4	24.4%	$178.2	$0.45

% of Net Sales	28.1%		14.0%		14.1%

Restructuring plans	2.3		(1.1)		1.2		0.6	0.2		0.4	—
Acquisitions and divestitures	—		11.0		11.0		16.6	2.3		14.3	0.04
Corporate hedging derivative losses (gains)	6.4		—		6.4		6.4	1.6		4.8	0.01
Integration costs	—		4.3		4.3		4.3	1.1		3.2	0.01
Advertising and promotion expenses [2]	—		42.7		—		—	—		—	—
Gain on sale of Del Monte business	—		(13.3)		(13.3)		(13.3)	(3.6)		(9.7)	(0.02)
Unusual tax items	—		—		—		—	4.8		(4.8)	(0.01)
Rounding	—		—		—		—	—		—	(0.01)

Adjusted	$524.2		$213.7		$267.8		$234.0	$63.8	25.5%	$186.4	$0.47

% of Net Sales	28.6%		11.7%		14.6%

Year-over-year % of net sales change - reported	(67	) bps	(36	) bps	(30	) bps

Year-over-year % of net sales change - adjusted	(65	) bps	85 bps		(79	) bps

Year-over-year change - reported	(0.7)%		(0.9)%		(0.5)%		(9.9)%	(52.1)%		16.8%	25.0%

Year-over-year change - adjusted	(0.6)%		9.7%		(3.5)%		(10.6)%	(35.4)%		(3.0)%	2.2%

Q1 FY18	Gross profit		Selling, general and administrative expenses		Operating profit [1]		Income from continuing operations before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income from continuing operations attributable to Conagra Brands, Inc common stockholders
Reported	$519.0		$259.6		$259.4		$243.6	$120.0	43.9%	$152.5	$0.36

% of Net Sales	28.8%		14.4%		14.4%

Restructuring plans	2.3		9.1		11.4		11.4	4.1		7.3	0.02
Acquisitions and divestitures	—		0.8		0.8		0.8	0.3		0.5	—
Corporate hedging derivative losses (gains)	6.0		—		6.0		6.0	2.3		3.7	0.01
Advertising and promotion expenses [2]	—		54.9		—		—	—		—	—
Unusual tax items	—		—		—		—	(27.8)		27.8	0.07
Loss from discontinued operations, net of noncontrolling interests	—		—		—		—	—		0.3	—

Adjusted	$527.3		$194.8		$277.6		$261.8	$98.9	33.9%	$192.1	$0.46

% of Net Sales	29.2%		10.8%		15.4%

[1]

Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service income.

[2]

Advertising and promotion (A&P) expense has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the Company’s operating performance. Please note that A&P expense is not removed from adjusted profit measures.

	Q1 FY19	Q1 FY18	% Change
Interest Expense, net	$49.0	$36.4	34.5%
Acquisitions and divestitures	(5.6)	—

Adjusted Interest Expense	$43.4	$36.4	19.1%